UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Date of Report (Date of earliest event reported)) August 8, 2014

Delta Tucker Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-173746	27-2525959
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 Old Meadow Road, McLean, Virginia 22102

(571) 722-0210

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2014, the Board of Directors of Delta Tucker Holdings. Inc. (the “Company”) appointed board member James E. Geisler as interim Chief Executive Officer (“CEO”), effective immediately. This appointment follows the departure of S. Gordon Walsh as the Company’s CEO on August 8, 2014, effective immediately. A Search Committee within the Board of Directors has been created, which will oversee the process for the identification and selection of a permanent CEO.

Mr. Geisler, 48, has been a Director of the Company as well as a member of the Company’s Audit Committee and Business, Ethics and Compliance Committee since September 2012. In June 2014, Mr. Geisler joined Cerberus Operations and Advisory Company, LLC. Prior to joining Cerberus, Mr. Geisler was the Chief Operating Officer and Chief Financial Officer at CreoSalus, a Kentucky-based life-science company. Before joining CreoSalus in 2010, he spent 17 years with United Technologies Corporation, a Dow Jones company with over $50 billion in revenue with operations in six industries, including the aerospace and security industries. Mr. Geisler was co-Chief Financial Officer for four years with responsibilities including treasury, investor relations and financial planning. He also served as Vice President of Strategy, in charge of business development and acquisitions. In 2005 and 2006, Mr. Geisler was recognized as a top three Aerospace and Defense CFO by Institutional Investor Magazine. He currently also serves as a Director for Community Bank Shares of Indiana and CreoSalus. Mr. Geisler’s career began with General Electric’s aerospace business with assignments in the U.S. and Asia. He holds a Master’s in Business Administration from the University of Virginia’s Darden Graduate School of Business Administration and a Bachelor of Business Administration from the University of Kentucky.

Our August 8, 2014, press release announcing the appointment of Mr. Geisler as our new Chief Executive Officer is included with this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are furnished herewith:

99.1	Press Release dated August 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2014	DELTA TUCKER HOLDINGS, INC.

/s/ William T. Kansky
William T. Kansky
Senior Vice President and Chief Financial Officer